Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2025, except for Note 31, as to which the date is May 21, 2025, with respect to the consolidated financial statements of Aura Minerals Inc. contained in the Registration Statement on Form F-1 (File No. 333-287864) filed on July 14, 2025 and related Final Prospectus filed on July 16, 2025, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton Auditores Independentes Ltda.

Campinas, Brazil

August 8, 2025